Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-130069) of M.D.C. Holdings, Inc. pertaining to the removal of Richmond American Homes of California, Inc. as a co-registrant, of our reports dated February 5, 2008, with respect to the consolidated financial statements of M.D.C. Holdings, Inc., and the effectiveness of internal control over financial reporting of M.D.C. Holdings, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
                                                                                                                                   /s/ Ernst & Young, LLP
Denver, Colorado
May 1, 2008